ABERCROMBIE & FITCH CO. REPORTS FOURTH QUARTER AND FULL YEAR RESULTS

Delivers fourth quarter net income per diluted share of $1.27 and $1.50 on a GAAP and non-GAAP basis, respectively, fueled by record digital sales, gross profit rate expansion and tight expense controls

Ends fiscal 2020 with a significantly transformed business model, with 54% of full-year revenues digitally-derived and a 17% reduction in global store square footage, accounting for 1.1 million gross square feet

New Albany, Ohio, March 2, 2021: Abercrombie & Fitch Co. (NYSE: ANF) today announced results for the fourth quarter and fiscal year ended January 30, 2021. These compare to results for the fourth quarter and fiscal year ended February 1, 2020. Descriptions of the use of non-GAAP financial measures and reconciliations of GAAP and non-GAAP financial measures accompany this release.

Fran Horowitz, Chief Executive Officer, said, “I am proud of our execution in the fourth quarter, where we exceeded initial internal expectations. We listened and remained close to our customer, adjusting our product and messaging to align with their new reality. We drove 34% digital sales growth, expanded gross profit rate by 230 basis points and reduced operating expense during the fourth quarter."

“For the year, we made significant progress on our key transformation initiatives. We leaned into our infrastructure to grow digital to 54% of annual revenues while utilizing our lease flexibility to take approximately 1.1 million gross square feet, or 17%, out of our base, including eight tourist-dependent flagships. At the same time, we continued to make strategic investments to support future growth including: opening smaller, more omni-enabled experiences; adding senior level talent in key areas including marketing, data and analytics and digital; and further building-out regional teams in EMEA and APAC. We remain focused on controlling what we can control and ended 2020 even stronger than we started.”

“As we enter 2021, we are pleased with our start to the first quarter and have proven strategies in place to build on recent successes in product, marketing and digital. Our solid foundation and strong liquidity position enable us to be on the offense as we continue to focus on profitable topline growth, square footage optimization, digital transformation and global market share gains. While the landscape remains uncertain, I am excited about the future and more confident than ever in our ability to drive sustainable long-term operating margin expansion.”

Details related to net income (loss) per diluted share for the fourth quarter and full year are as follows:

	Fourth Quarter		Full Year
	2020	2019	2020 (1)	2019 (2)
GAAP	$1.27	$1.29	$(1.82)	$0.60
Excluded items, net of tax effect (3)	(0.23)	(0.01)	(1.10)	(0.13)
Adjusted non-GAAP	$1.50	$1.31	$(0.73)	$0.73
Impact from changes in foreign currency exchange rates (4)	—	0.17	—	0.29
Adjusted non-GAAP constant currency	$1.50	$1.48	$(0.73)	$1.02
(1)Net loss per diluted share for the full year of fiscal 2020 includes adverse tax impacts of $101 million, or $1.61 per diluted share, related to valuation allowances on deferred tax assets and other tax charges as a result of the COVID-19 pandemic.
(2)Net income per diluted share for the full year of fiscal 2019 includes the adverse impact from flagship store exit charges of $47 million, or $0.53 per diluted share, net of estimated tax effect which is calculated as the difference between the tax provision with and without these charges.
(3)Excluded items consist of certain pre-tax store asset impairment charges and the tax effect of pre-tax excluded items.
(4)The estimated impact from foreign currency is calculated by applying current period exchange rates to prior year results using a 26% tax rate.

A summary of results for the fourth quarter ended January 30, 2021 as compared to the fourth quarter ended February 1, 2020:
•Net sales of $1.1 billion down 5% as compared to last year, reflecting the adverse impact of COVID-19.
•Digital net sales increased 34% to $639 million reflecting robust growth in every month of the quarter.
•Gross profit rate improved 230 basis points to 60.5% on higher average unit retail and slightly lower average unit cost.
•Operating expense, excluding other operating income, was approximately flat and down 3% as compared to last year on a reported and adjusted non-GAAP basis, respectively, reflecting an ongoing focus on managing costs. Operating expense as a percentage of sales deleveraged 260 basis points on a reported basis and 140 basis points on an adjusted non-GAAP basis as compared to last year.
•Operating income of $116 million and $131 million on a reported and adjusted non-GAAP basis, respectively, as compared to $122 million and $125 million last year, on a reported and adjusted non-GAAP basis, respectively.
•Net income per diluted share of $1.27 and $1.50 on a reported and adjusted non-GAAP basis, respectively, as compared to net income per diluted share last year of $1.29 and $1.31 on a reported and adjusted non-GAAP basis, respectively.

A summary of results for the full year ended January 30, 2021 as compared to the full year ended February 1, 2020:
•Net sales of $3.1 billion down 14% as compared to last year, reflecting the adverse impact of COVID-19.
•Digital net sales increased 39% to approximately $1.7 billion.
•Gross profit rate improved by 110 basis points to 60.5% on higher average unit retail and flat average unit cost.
•Operating expense, excluding other operating income, was down 8% and 11% as compared to last year on a reported and adjusted non-GAAP basis, respectively. Operating expense as a percentage of sales deleveraged 380 basis points on a reported basis and 190 basis points on an adjusted non-GAAP basis as compared to last year. Operating expense reflects $12 million of benefits from flagship store exits this year compared to $47 million of flagship store exit charges last year.
•Operating loss of $20 million and operating income of $52 million on a reported and adjusted non-GAAP basis, respectively. This compares to operating income last year of $70 million and $83 million on a reported and adjusted non-GAAP basis, respectively.
•Net loss per diluted share of $1.82 and $0.73 on a reported and adjusted non-GAAP basis, respectively, as compared to net income per diluted share last year of $0.60 and $0.73 on a reported and adjusted non-GAAP basis, respectively. Net loss per diluted share for the full year of fiscal 2020 includes adverse tax impacts of $101 million, or $1.61 per diluted share, related to valuation allowances on deferred tax assets and other tax charges as a result of the COVID-19 pandemic.
•Generated positive operating cash flows of $405 million during the full year ended January 30, 2021, ending the year with liquidity of approximately $1.3 billion. During the fourth quarter ended January 30, 2021, the Company corrected an error in the presentation of the $50 million withdrawal of the excess funds from the company’s Rabbi Trust assets relative to prior periods. Refer to the "Cash Flow and Capital Allocation" section within this release for further details.

Net Sales

Net sales by brand and region for the fourth quarter and full year are as follows:

	Fourth Quarter
(in thousands)	2020	2019	% Change
Net sales by brand: (1)
Hollister	$655,424	$710,540	(8)%
Abercrombie	466,620	474,011	(2)%
Total company	$1,122,044	$1,184,551	(5)%
Net sales by region:	2020	2019	% Change
United States	$788,056	$814,079	(3)%
EMEA	235,286	255,639	(8)%
APAC	58,868	76,059	(23)%
Other	39,834	38,774	3%
International	333,988	370,472	(10)%
Total company	$1,122,044	$1,184,551	(5)%

	Full Year
(in thousands)	2020	2019	% Change
Net sales by brand: (1)
Hollister	$1,834,349	$2,158,514	(15)%
Abercrombie	1,291,035	1,464,559	(12)%
Total company	$3,125,384	$3,623,073	(14)%
Net sales by region:	2020	2019	% Change
United States	$2,127,403	$2,410,802	(12)%
EMEA	709,451	822,202	(14)%
APAC	176,636	264,895	(33)%
Other	111,894	125,174	(11)%
International	997,981	1,212,271	(18)%
Total company	$3,125,384	$3,623,073	(14)%
(1)    Hollister includes the Hollister and Gilly Hicks by Hollister brands. Abercrombie includes the Abercrombie & Fitch and abercrombie kids brands.

Financial Position and Liquidity
As of January 30, 2021 the company had:
•Cash and equivalents of $1.1 billion as compared to $671 million last year.
•Inventories of $404 million, a decrease of approximately 7% over last year.
•Long-term gross borrowings under the company's senior secured notes of $350 million (the "Senior Secured Notes") which mature in July 2025 and bear interest at a rate of 8.75% per annum.
•Borrowing available under the senior-secured asset-based revolving credit facility (the "ABL Facility") of $215 million.

•Liquidity, comprised of cash and equivalents and borrowing available under the ABL Facility, of approximately $1.3 billion. This compares to liquidity of $914 million as of February 1, 2020.

Cash Flow and Capital Allocation
Details related to the company's cash flows for the full year ended January 30, 2021 are as follows:
•Net cash provided by operating activities of $405 million.
•Net cash used for investing activities of $52 million. Capital expenditures were $102 million in fiscal 2020 as compared to $203 million in fiscal 2019.
•Net cash provided by financing activities of $70 million, reflecting the issuance of the Senior Secured Notes of $350 million which were used, along with existing cash on hand, to repay outstanding borrowings under the credit facilities.

Depreciation and amortization was $166 million for fiscal 2020 as compared to $174 million in fiscal 2019.

During the fourth quarter ended January 30, 2021, an error relating to the cash flow presentation of the $50 million withdrawal of the excess funds from the company’s Rabbi Trust assets was identified in the year-to-date cash flows presented in each of the fiscal 2020 interim periods. The year-to-date cash flows presented in fiscal 2020 interim periods incorrectly classified such withdrawal as a cash inflow from operating activities, rather than a cash inflow from investing activities. The fiscal 2020 annual cash flow statement reflects the correct presentation.

Returns to Shareholders
Following the company's decision to suspend its share repurchase and dividend programs in light of COVID-19 during fiscal 2020, the company now plans to resume share repurchase activity.

As of January 30, 2021, the Company had the authority to repurchase approximately 3.2 million shares as part of the A&F Board of Directors’ previously approved June 2019 share repurchase authorization. On February 19, 2021, the A&F Board of Directors replaced the then existing share repurchase authorization with a new 10.0 million share authorization, bringing total shares available for purchase as of February 19, 2021 to 10.0 million shares. The timing and amount of repurchases will depend on various factors, including market and business conditions.

The company returned $28 million to shareholders during fiscal 2020 through share repurchases and dividends.

Global Store Network Optimization Update
As part of its ongoing global store network optimization initiative and stated goal of repositioning from larger format, tourist-dependent flagship locations to smaller, omni-enabled stores that cater to local customers, the company closed eight flagship locations during fiscal 2020. This leaves the company with seven operating flagships at the end of fiscal 2020, down from 15 at the beginning of the year. In addition, the company closed 129 non-flagship locations, resulting in 137 total store closures during fiscal 2020. These actions reduced total company gross square footage by approximately 1.1 million gross square feet, or 17%, as compared to fiscal 2019 year-end.

The company continues to thoughtfully open new stores and invest in smaller omni-enabled store experiences that align with local customer shopping preferences as stores are a critical part of the omnichannel brand experience. During fiscal 2020, the company opened 15 new store locations, remodeled 4 store locations and right-sized an additional 6 store locations.

The company continues to review opportunities to further optimize its global square footage through a combination of mall-based and flagship store closures and the rightsizing of legacy store formats. The actions taken in fiscal 2020, combined with ongoing digital sales growth, will continue to transform the company's operating model and reposition the company for the future.

Conference Call
Today at 8:30 AM, ET, the company will conduct a conference call. To listen to the conference call, dial (800) 289-0571 or go to corporate.abercrombie.com. The international call-in number is (323) 794-2093. This call will be recorded and made available by dialing the replay number (888) 203-1112 or the international number (719) 457-0820 followed by the conference ID number 1719266 or through corporate.abercrombie.com. A presentation of fourth quarter and full year results will be available in the “Investors” section at corporate.abercrombie.com at approximately 7:30 AM, ET, today.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
A&F cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this Press Release or made by management or spokespeople of A&F involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the company’s control. Words such as

“estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend,” and similar expressions may identify forward-looking statements. Except as may be required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statements. The following factors, in addition to those disclosed in “ITEM 1A. RISK FACTORS” of A&F’s Annual Report on Form 10-K for the fiscal year ended February 1, 2020, and in A&F’s subsequently filed quarterly reports on Form 10-Q, in some cases have affected, and in the future could affect, the company’s financial performance and could cause actual results for fiscal 2020 and beyond to differ materially from those expressed or implied in any of the forward-looking statements included in this Press Release or otherwise made by management: the current outbreak of the novel coronavirus, or COVID-19, has materially adversely impacted and disrupted, and may continue to materially adversely impact and cause disruption to, our business, financial performance and condition, operating results, liquidity and cash flows; the spread of the COVID-19 outbreak has caused significant disruptions in the United States and global economy, the extent of the impact and duration of which is not yet known and any future outbreak of any other highly infectious or contagious disease could have a similar impact; changes in global economic and financial conditions, and the resulting impact on consumer confidence and consumer spending, as well as other changes in consumer discretionary spending habits could have a material adverse impact on our business; failure to engage our customers, anticipate customer demand and changing fashion trends, and manage our inventory commensurately could have a material adverse impact on our business; our failure to operate in a highly competitive and constantly evolving industry could have a material adverse impact on our business; fluctuations in foreign currency exchange rates could have a material adverse impact on our business; our ability to attract customers to our stores depends, in part, on the success of the shopping malls or area attractions that our stores are located in or around; the impact of war, acts of terrorism, mass casualty events or civil unrest could have a material adverse impact on our business; the impact of extreme weather, infectious disease outbreaks, including COVID-19, and other unexpected events could result in an interruption to our business, as well as to the operations of our third-party partners, and have a material adverse impact on our business; failure to successfully develop an omnichannel shopping experience, a significant component of our growth strategy, or failure to successfully invest in customer, digital and omnichannel initiatives could have a material adverse impact on our business; our failure to optimize our global store network could have a material adverse impact on our business; our failure to execute our international growth strategy successfully and inability to conduct business in international markets as a result of legal, tax, regulatory, political and economic risks could have a material adverse impact on our business; failure to protect our reputation could have a material adverse impact on our business; if our information technology systems are disrupted or cease to operate effectively it could have a material adverse impact on our business; we may be exposed to risks and costs associated with cyber-attacks, data protection, credit card fraud and identity theft that could have a material adverse impact on our business; our reliance on our distribution centers makes us susceptible to disruptions or adverse conditions affecting our supply chain; changes in the cost, availability and quality of raw materials, labor, transportation, and trade relations could have a material adverse impact on our business; we depend upon independent third parties for the manufacture and delivery of all our merchandise, and a disruption of the manufacture or delivery of our merchandise could have a material adverse impact on our business; we rely on the experience and skills of our executive officers and associates, and the failure to attract or retain this talent, or effectively manage succession could have a material adverse impact on our business; fluctuations in our tax obligations and effective tax rate may result in volatility in our results of operations could have a material adverse impact on our business; our litigation exposure, or any securities litigation and shareholder activism, could have a material adverse impact on our business; failure to adequately protect our trademarks could have a negative impact on our brand image and limit our ability to penetrate new markets which could have a material adverse impact on our business; changes in the regulatory or compliance landscape could have a material adverse impact on our business; and the agreements related to our senior secured asset-based revolving credit facility and our senior secured notes include restrictive covenants that limit our flexibility in operating our business and our inability to obtain credit on reasonable terms in the future could have an adverse impact on our business.

About Abercrombie & Fitch Co.
Abercrombie & Fitch Co. (NYSE: ANF) is a leading, global specialty retailer of apparel and accessories for men, women and kids through four brands. Abercrombie & Fitch believes that every day should feel as exceptional as the start of the long weekend. Since 1892, the brand has been a specialty retailer of quality apparel, outerwear and fragrance - designed to inspire our global customers to feel confident, be comfortable and face their Fierce. The quintessential retail brand of the global teen consumer, Hollister Co. believes in liberating the spirit of an endless summer inside everyone. At Hollister, summer isn’t just a season, it’s a state of mind. Hollister creates carefree style designed to make all teens feel celebrated and comfortable in their own skin, so they can live in a summer mindset all year long, whatever the season. A global specialty retailer of quality, comfortable, made-to-play favorites, abercrombie kids sees the world through kids’ eyes, where play is life and every day is an opportunity to be anything and better everything. Hollister also carries an intimates brand, Gilly Hicks by Hollister, which offers intimates, loungewear and sleepwear. Its products are designed to invite everyone to embrace who they are underneath it all.

The brands share a commitment to offering products of enduring quality and exceptional comfort that allow consumers around the world to express their own individuality and style. The company operates over 730 stores under these brands across North America, Europe, Asia and the Middle East, as well as the e-commerce sites www.abercrombie.com and www.hollisterco.com.

Investor Contact:	Media Contact:

Pamela Quintiliano	Mackenzie Gusweiler
Abercrombie & Fitch Co.	Abercrombie & Fitch Co.
(614) 283-6751	(614) 283-6192
Investor_Relations@anfcorp.com	Public_Relations@anfcorp.com

Abercrombie & Fitch Co.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Thirteen Weeks Ended		Thirteen Weeks Ended
	January 30, 2021	% of Net Sales	February 1, 2020	% of Net Sales
Net sales	$1,122,044	100.0%	$1,184,551	100.0%
Cost of sales, exclusive of depreciation and amortization	443,025	39.5%	495,287	41.8%
Gross profit	679,019	60.5%	689,264	58.2%
Stores and distribution expense	412,827	36.8%	440,587	37.2%
Marketing, general and administrative expense	137,334	12.2%	122,899	10.4%
Flagship store exit charges	854	0.1%	234	0.0%
Asset impairment, exclusive of flagship store exit charges	15,597	1.4%	4,148	0.4%
Other operating income, net	(3,492)	(0.3)%	(935)	(0.1)%
Operating income	115,899	10.3%	122,331	10.3%
Interest expense, net	8,997	0.8%	2,829	0.2%
Income before income taxes	106,902	9.5%	119,502	10.1%
Income tax expense	21,646	1.9%	34,302	2.9%
Net income	85,256	7.6%	85,200	7.2%
Less: Net income attributable to noncontrolling interests	2,864	0.3%	2,068	0.2%
Net income attributable to Abercrombie & Fitch Co.	$82,392	7.3%	$83,132	7.0%

Net income per share attributable to Abercrombie & Fitch Co.:
Basic	$1.32		$1.32
Diluted	$1.27		$1.29

Weighted-average shares outstanding:
Basic	62,581		62,916
Diluted	64,788		64,198

Abercrombie & Fitch Co.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Fifty-Two Weeks Ended		Fifty-Two Weeks Ended
	January 30, 2021	% of Net Sales	February 1, 2020	% of Net Sales
Net sales	$3,125,384	100.0%	$3,623,073	100.0%
Cost of sales, exclusive of depreciation and amortization	1,234,179	39.5%	1,472,155	40.6%
Gross profit	1,891,205	60.5%	2,150,918	59.4%
Stores and distribution expense	1,391,584	44.5%	1,551,243	42.8%
Marketing, general and administrative expense	463,843	14.8%	464,615	12.8%
Flagship store exit (benefit) charges	(11,636)	(0.4)%	47,257	1.3%
Asset impairment, exclusive of flagship store exit charges	72,937	2.3%	19,135	0.5%
Other operating income, net	(5,054)	(0.2)%	(1,400)	0.0%
Operating (loss) income	(20,469)	(0.7)%	70,068	1.9%
Interest expense, net	28,274	0.9%	7,737	0.2%
(Loss) income before income taxes	(48,743)	(1.6)%	62,331	1.7%
Income tax expense	60,211	1.9%	17,371	0.5%
Net (loss) income	(108,954)	(3.5)%	44,960	1.2%
Less: Net income attributable to noncontrolling interests	5,067	0.2%	5,602	0.2%
Net (loss) income attributable to Abercrombie & Fitch Co.	$(114,021)	(3.6)%	$39,358	1.1%

Net (loss) income per share attributable to Abercrombie & Fitch Co.:
Basic	$(1.82)		$0.61
Diluted	$(1.82)		$0.60

Weighted-average shares outstanding:
Basic	62,551		64,428
Diluted	62,551		65,778

Reporting and Use of GAAP and Non-GAAP Measures
The company believes that each of the non-GAAP financial measures presented are useful to investors as they provide a measure of the company’s operating performance excluding the effect of certain items which the company believes do not reflect its future operating outlook, such as certain asset impairment charges related to the company’s flagship stores, therefore supplementing investors’ understanding of comparability of operations across periods. Management used these non-GAAP financial measures during the periods presented to assess the company’s performance and to develop expectations for future operating performance. Non-GAAP financial measures should be used supplemental to, and not as an alternative to, the company’s GAAP financial results, and may not be calculated in the same manner as similar measures presented by other companies.

In addition, at times the company provides comparable sales, defined as the percentage year-over-year change in the aggregate of: (1) sales for stores that have been open as the same brand at least one year and whose square footage has not been expanded or reduced by more than 20% within the past year, with prior year’s net sales converted at the current year’s foreign currency exchange rate to remove the impact of foreign currency rate fluctuation, and (2) direct-to-consumer sales with prior year’s net sales converted at the current year’s foreign currency exchange rate to remove the impact of foreign currency rate fluctuation.

The company also provides certain financial information on a constant currency basis to enhance investors’ understanding of underlying business trends and operating performance, by removing the impact of foreign currency exchange rate fluctuations. The effect from foreign currency, calculated on a constant currency basis, is determined by applying current year average exchange rates to prior year results and is net of the year-over-year impact from hedging. The per diluted share effect from foreign currency is calculated using a 26% tax rate.

At times, the company may also refer to certain non-GAAP store-level metrics, including 4-wall operating margins. Store-level 4-wall operating margins exclude certain components of the company’s results of operations, including but not limited to, amounts related to marketing, depreciation and amortization of home-office and IT assets, distribution center expense, direct-to-consumer expense, and other corporate overhead expenses that are considered normal operating costs as well as all asset impairment and flagship store exit charges. This measure also excludes certain product costs related to direct-to-consumer, wholesale, licensing and franchise operations as well as variances from estimated freight and import costs, and provisions for inventory shrink and lower of cost or net realizable value. In addition, this metric excludes revenue other than store sales and does not include gift card breakage. As such, store-level 4-wall operating margin is not indicative of the overall results of the company and does not accrue directly to the benefit of shareholders because of these exclusions. The company provides store-level 4-wall operating margins on occasion because it believes that it provides a meaningful supplement to the company’s operating results.

Abercrombie & Fitch Co.
Schedule of Non-GAAP Financial Measures
Thirteen Weeks Ended January 30, 2021
(in thousands, except per share data)
(Unaudited)

	GAAP (1)	Excluded items	Adjusted non-GAAP
Asset impairment, exclusive of flagship store exit charges (2)	$15,597	$15,597	$—
Operating income	115,899	(15,597)	131,496
Income before income taxes	106,902	(15,597)	122,499
Income tax expense (3)	21,646	(664)	22,310
Net income attributable to Abercrombie & Fitch Co.	$82,392	$(14,933)	$97,325

Net income per diluted share attributable to Abercrombie & Fitch Co.	$1.27	$(0.23)	$1.50
Diluted weighted-average shares outstanding:	64,788		64,788
(1)    “GAAP” refers to accounting principles generally accepted in the United States of America.
(2)    Excluded items consist of pre-tax store asset impairment charges of $15.6 million, which are principally the result of the impact of COVID-19 on store cash flows.
(3)    The tax effect of excluded items is the difference between the tax provision calculated on a GAAP basis and an adjusted non-GAAP basis.

Abercrombie & Fitch Co.
Schedule of Non-GAAP Financial Measures
Thirteen Weeks Ended February 1, 2020
(in thousands, except per share data)
(Unaudited)

	GAAP (1)	Excluded items	Adjusted non-GAAP
Asset impairment, exclusive of flagship store exit charges (2)	$4,148	$2,284	$1,864
Operating income	122,331	(2,284)	124,615
Income before income taxes (2)	119,502	(2,284)	121,786
Income tax expense (3)	34,302	(1,528)	35,830
Net income attributable to Abercrombie & Fitch Co.	$83,132	$(756)	$83,888

Net income per diluted share attributable to Abercrombie & Fitch Co.	$1.29	$(0.01)	$1.31
Diluted weighted-average shares outstanding:	64,198		64,198

(1)    “GAAP” refers to accounting principles generally accepted in the United States of America.
(2)    Excluded items consist of pre-tax store asset impairment charges of $2.3 million related to certain of the company’s flagship stores.
(3)    The tax effect of excluded items is the difference between the tax provision calculated on a GAAP basis and an adjusted non-GAAP basis.

Abercrombie & Fitch Co.
Schedule of Non-GAAP Financial Measures
Fifty-Two Weeks Ended January 30, 2021
(in thousands, except per share data)
(Unaudited)

	GAAP (1)	Excluded items	Adjusted non-GAAP
Asset impairment, exclusive of flagship store exit charges (2)	$72,937	$72,937	$—
Operating (loss) income	(20,469)	(72,937)	52,468
(Loss) income before income taxes	(48,743)	(72,937)	24,194
Income tax expense (3)	60,211	(4,299)	64,510
Net loss attributable to Abercrombie & Fitch Co.	$(114,021)	$(68,638)	$(45,383)

Net loss per diluted share attributable to Abercrombie & Fitch Co.	$(1.82)	$(1.10)	$(0.73)
Diluted weighted-average shares outstanding:	62,551		62,551

(1)    “GAAP” refers to accounting principles generally accepted in the United States of America.
(2)    Excluded items consist of pre-tax store asset impairment charges of $72.9 million, which are principally the result of the impact of COVID-19 on store cash flows.
(3)    The tax effect of excluded items is the difference between the tax provision calculated on a GAAP basis and an adjusted non-GAAP basis.

Abercrombie & Fitch Co.
Schedule of Non-GAAP Financial Measures
Fifty-Two Weeks Ended February 1, 2020
(in thousands, except per share data)
(Unaudited)

	GAAP (1)	Excluded Items	Adjusted Non-GAAP
Asset impairment, exclusive of flagship store exit charges (2)	$19,135	$12,752	$6,383
Operating income	70,068	(12,752)	82,820
Income before income taxes	62,331	(12,752)	75,083
Income tax expense (3)	17,371	(4,013)	21,384
Net income attributable to Abercrombie & Fitch Co.	$39,358	$(8,739)	$48,097

Net income per diluted share attributable to Abercrombie & Fitch Co.	$0.60	$(0.13)	$0.73
Diluted weighted-average shares outstanding:	65,778		65,778

(1)    “GAAP” refers to accounting principles generally accepted in the United States of America.
(2)    Excluded items consist of pre-tax store asset impairment charges of $12.8 million related to certain of the company's flagship stores.
(3)    The tax effect of excluded items is the difference between the tax provision calculated on a GAAP basis and an adjusted non-GAAP basis.

Abercrombie & Fitch Co.
Reconciliation of Constant Currency Financial Measures
Thirteen Weeks Ended January 30, 2021
(in thousands, except percentage and basis point changes and per share data)
(Unaudited)

Net sales	2020	2019	% Change
GAAP (1)	$1,122,044	$1,184,551	(5)%
Impact from changes in foreign currency exchange rates (2)	—	19,511	(2)%
Net sales on a constant currency basis	$1,122,044	$1,204,062	(7)%
Gross profit	2020	2019	BPS Change (3)
GAAP (1)	$679,019	$689,264	230
Impact from changes in foreign currency exchange rates (2)	—	19,199	(60)
Gross profit on a constant currency basis	$679,019	$708,463	170
Operating income	2020	2019	BPS Change (3)
GAAP (1)	$115,899	$122,331	—
Excluded items (4)	(15,597)	(2,284)	(120)
Adjusted non-GAAP	$131,496	$124,615	120
Impact from changes in foreign currency exchange rates (2)	—	15,104	(110)
Adjusted non-GAAP on a constant currency basis	$131,496	$139,719	10
Net income per diluted share attributable to Abercrombie & Fitch Co.	2020	2019	$ Change
GAAP (1)	$1.27	$1.29	$(0.02)
Excluded items, net of tax (4)	(0.23)	(0.01)	(0.22)
Adjusted non-GAAP	$1.50	$1.31	$0.19
Impact from changes in foreign currency exchange rates (2)	—	0.17	(0.17)
Adjusted non-GAAP on a constant currency basis	$1.50	$1.48	$0.02

(1)    “GAAP” refers to accounting principles generally accepted in the United States of America.
(2)    The estimated impact from foreign currency is determined by applying current period exchange rates to prior year results and is net of the year-over-year impact from hedging. The per diluted share estimated impact from foreign currency is calculated using a 26% tax rate.
(3)    The estimated basis point change has been rounded based on the percentage change.
(4)    Excluded items this year consist of pre-tax asset impairment charges which are principally the result of the impact of COVID-19 on store cash flows. Excluded items last year consist of pre-tax asset impairment charges related to certain of the company's flagship stores.The tax effect of excluded items is calculated as the difference between the tax provision on a GAAP basis and an adjusted non-GAAP basis.

Abercrombie & Fitch Co.
Reconciliation of Constant Currency Financial Measures
Fifty-two Weeks Ended January 30, 2021
(in thousands, except percentage and basis point changes and per share data)
(Unaudited)

Net sales	2020	2019	% Change
GAAP (1)	$3,125,384	$3,623,073	(14)%
Impact from changes in foreign currency exchange rates (2)	—	22,459	(1)%
Net sales on a constant currency basis	$3,125,384	$3,645,532	(14)%
Gross profit	2020	2019	BPS Change (3)
GAAP (1)	$1,891,205	$2,150,918	110
Impact from changes in foreign currency exchange rates (2)	—	26,522	(30)
Gross profit on a constant currency basis	$1,891,205	$2,177,440	80
Operating (loss) income	2020	2019	BPS Change (3)
GAAP (1)	$(20,469)	$70,068	(260)
Excluded items (4)	(72,937)	(12,752)	(200)
Adjusted non-GAAP	$52,468	$82,820	(60)
Impact from changes in foreign currency exchange rates (2)	—	20,325	(50)
Adjusted non-GAAP on a constant currency basis	$52,468	$103,145	(110)
Net (loss) income per diluted share attributable to Abercrombie & Fitch Co.	2020	2019	$ Change
GAAP (1)	$(1.82)	$0.60	$(2.42)
Excluded items, net of tax (4)	(1.10)	(0.13)	(0.97)
Adjusted non-GAAP	$(0.73)	$0.73	$(1.46)
Impact from changes in foreign currency exchange rates (2)	—	0.29	(0.29)
Adjusted non-GAAP on a constant currency basis	$(0.73)	$1.02	$(1.75)
(1)    “GAAP” refers to accounting principles generally accepted in the United States of America.
(2)    The estimated impact from foreign currency is determined by applying current period exchange rates to prior year results and is net of the year-over-year impact from hedging. The per diluted share estimated impact from foreign currency is calculated using a 26% tax rate.
(3)    The estimated basis point change has been rounded based on the percentage change.
(4)    Excluded items this year consist of pre-tax asset impairment charges which are principally the result of the impact of COVID-19 on store cash flows. Excluded items last year consist of pre-tax asset impairment charges related to certain of the company's flagship stores.The tax effect of excluded items is calculated as the difference between the tax provision on a GAAP basis and an adjusted non-GAAP basis.

Abercrombie & Fitch Co.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	January 30, 2021	February 1, 2020
Assets
Current assets:
Cash and equivalents	$1,104,862	$671,267
Receivables	83,857	80,251
Inventories	404,053	434,326
Other current assets	68,857	78,905
Total current assets	1,661,629	1,264,749
Property and equipment, net	550,587	665,290
Operating lease right-of-use assets	893,989	1,230,954
Other assets	208,697	388,672
Total assets	$3,314,902	$3,549,665
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$289,396	$219,919
Accrued expenses	396,365	302,214
Short-term portion of operating lease liabilities	248,846	282,829
Income taxes payable	24,792	10,392
Total current liabilities	959,399	815,354
Long-term liabilities:
Long-term portion of operating lease liabilities	$957,588	$1,252,634
Long-term portion of borrowings, net	343,910	231,963
Other liabilities	104,693	178,536
Total long-term liabilities	1,406,191	1,663,133
Total Abercrombie & Fitch Co. stockholders' equity	936,628	1,058,810
Noncontrolling interests	12,684	12,368
Total stockholders' equity	949,312	1,071,178
Total liabilities and stockholders’ equity	$3,314,902	$3,549,665

Abercrombie & Fitch Co.
Condensed Consolidated Statements of Cash Flows
(in thousands, except per share data)
(Unaudited)

	Fifty-Two Weeks Ended
	January 30, 2021	February 1, 2020
Operating activities
Net cash provided by operating activities (1)	$404,918	$300,685

Investing activities
Purchases of property and equipment	$(101,910)	$(202,784)
Withdrawal of Rabbi Trust assets (1)	50,000	—
Net cash used for investing activities (1)	$(51,910)	$(202,784)

Financing activities
Proceeds from issuance of senior secured notes	$350,000	$—
Proceeds from borrowings under the asset-based senior secured credit facility	210,000	—
Repayment of term loan facility borrowings	(233,250)	(20,000)
Repayment of borrowings under the asset-based senior secured credit facility	(210,000)	—
Payment of debt issuance costs and fees	(7,318)	—
Purchases of common stock	(15,172)	(63,542)
Dividends paid	(12,556)	(51,510)
Other financing activities	(11,987)	(12,821)
Net cash provided by (used for) financing activities	$69,717	$(147,873)

Effect of foreign currency exchange rates on cash	$9,168	$(3,593)
Net increase (decrease) in cash and equivalents, and restricted cash and equivalents	$431,893	$(53,565)
Cash and equivalents, and restricted cash and equivalents, beginning of period	$692,264	$745,829
Cash and equivalents, and restricted cash and equivalents, end of period	$1,124,157	$692,264
(1)     During the fourth quarter ended January 30, 2021, an error relating to the cash flow presentation of the $50 million withdrawal of the excess funds from the company’s Rabbi Trust assets was identified in the year-to-date cash flows presented in each of the fiscal 2020 interim periods. The year-to-date cash flows presented in fiscal 2020 interim periods incorrectly classified such withdrawal as a cash inflow from operating activities, rather than a cash inflow from investing activities. The fiscal 2020 annual cash flow statement reflects the correct presentation.

Abercrombie & Fitch Co.
Store Count Activity

	Thirteen Weeks Ended January 30, 2021
	Hollister (1)		Abercrombie (2)		Total (3)
	United States	International	United States	International	United States	International
October 31, 2020 (4)	388	154	256	55	644	209
New	—	1	—	1	—	2
Closed	(41)	(5)	(66)	(8)	(107)	(13)
January 30, 2021	347	150	190	48	537	198

	Fifty-Two Weeks Ended January 30, 2021
	Hollister (1)		Abercrombie (2)		Total (3)
	United States	International	United States	International	United States	International
February 1, 2020 (4)	392	155	257	53	649	208
New	3	3	4	5	7	8
Closed	(48)	(8)	(71)	(10)	(119)	(18)
January 30, 2021	347	150	190	48	537	198

(1)    Hollister includes the Hollister and Gilly Hicks by Hollister brands. Locations with Gilly Hicks carveouts within Hollister stores are represented as a single store count. Excludes 9 international franchise stores as of each of January 30, 2021, October 31, 2020, and February 1, 2020. Excludes 12 Company operated temporary stores as of January 30, 2021, 13 as of October 31, 2020, and 15 as of February 1, 2020.
(2)    Abercrombie includes the company's Abercrombie & Fitch and abercrombie kids brands. Locations with abercrombie kids carveouts within Abercrombie & Fitch stores are represented as a single store count. Excludes 10 international franchise stores as of January 30, 2021, 8 international franchise stores as of October 31, 2020, and 7 international franchise stores as of February 1, 2020. Excludes 2 Company operated temporary stores as of January 30, 2021, 3 as of October 31, 2020, and 6 as of February 1, 2020.
(3)    This store count excludes one international third-party operated multi-brand outlet store as of January 30, 2021.
(4)    Prior period numbers have been revised due to a change in the temporary store definition to only include store leases with original terms of 18 months or less.